                  TWIN DISC, INC., ANNOUNCES HIGHER FISCAL 2006
                        FIRST-QUARTER FINANCIAL RESULTS

             First-Quarter Diluted EPS up 129.7% to $0.85 versus $0.37
                 First-Quarter Sales up 9.2% to $49,577,000
               Management Optimistic about the Fiscal 2006 Outlook

     RACINE, WISCONSIN-October 21, 2005-Twin Disc, Inc. (NASDAQ: TWIN). today reported significantly improved financial results for the fiscal 2006 first quarter ended September 30, 2005. Sales and diluted earnings per share for the first three months of fiscal 2006 represented the best first quarter in the past 24 fiscal years.

     Sales for the quarter ended September 30, 2005 improved 9.2 percent to $49,577,000 from $45,382,000 in the same period a year ago. The results for the current fiscal quarter were favorably impacted by continued strong demand across all the markets the Company serves, especially from its oil and military customers.

     Gross margin as a percentage of sales increased 3.4 percent to 29.1 percent from 25.7 percent in last year's comparable period. This was the fourth sequential quarterly increase in gross margins as a result of the Company's previously announced cost reduction programs, shifting product mix to higher margined items, and selective price increases. Net earnings for the first quarter increased 130.8 percent, or $1,409,000 to $2,486,000, or $0.85 per diluted share, compared with $1,077,000, or $0.37 per diluted share, for the fiscal 2005 first quarter.

     Commenting on the results, Michael E. Batten, Chairman and Chief Executive Officer, said, "We are extremely encouraged with how the 2006 fiscal year has started out. The bottom-line growth experienced in the quarter exceeded our expectations, as we were successful in increasing sales, managing costs, and improving margins. Our trailing 12-month earnings per diluted share now stands at $2.86, representing the positive sales and earnings momentum that started in the second half of fiscal year 2004."

     Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Secretary, stated, "We remain focused on strengthening the Company's balance sheet to support our future growth. At the end of the first quarter, working capital was $52,298,000, an increase of $8,682,000 from the end of fiscal 2005. In the quarter, we invested $1,300,000 in capital expenditures, and, for the year, we expect to spend approximately $10,000,000 in investments in capital assets, compared to almost $12,000,000 in fiscal 2005. While inventories increased during the quarter as a result of our strong backlog and improved order rate, accounts receivable declined $3,556,000, or 9.4 percent. Shareholders' equity now stands at $69,438,000 an increase of 3.8 percent from $66,899,000 at fiscal year end."

     Mr. Batten concluded, "We received a number of new contracts during the quarter, including one of the largest orders we have ever received for our 8500 Series Transmissions. More companies throughout the markets we serve are recognizing Twin Disc as a leading provider of innovative and highly reliable power transmission products. Our backlog of orders to be shipped over the next six months, including the backlog from Rolla, was $74,700,000. Based on our strong backlog, improving margins and favorable industry dynamics, Twin Disc is well positioned to continue to expand sales and earnings throughout the year."

     Twin Disc designs, manufactures and sells heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives and propellers; power-shift transmissions; power take-offs and reduction gears; industrial clutches; and control systems. The Company sells its products to customers primarily in the marine, industrial equipment, government, energy and natural resources and agricultural markets.

     This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company's most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.


                      --Financial Results Follow--

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                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per-share data; unaudited)

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


                                           Three Months Ended
                                             September 30,
                                           2005          2004
                                           ----          ----
Net sales                               $49,577       $45,382
Cost of goods sold                       35,173        33,730
                                         ------        ------
  Gross profit                           14,404        11,652
Marketing, engineering and
  administrative expenses                10,147         9,509
Interest expense                            316           219
Other income, net                           (54)          (44)
                                         ------        ------
Earnings before income taxes
  and minority interest                   3,995         1,968
Income taxes                              1,466           866
Minority interest                           (43)          (25)
  Net earnings                          $ 2,486       $ 1,077
                                         ------        ------
                                         ------        ------
Earnings per share:
  Basic                                 $  0.87       $  0.38
  Diluted                               $  0.85       $  0.37
Average shares outstanding:
  Basic                                   2,866         2,836
  Diluted                                 2,921         2,888
Dividends per share                     $ 0.175       $	0.175


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                          CONDENSED CONSOLIDATED  BALANCE SHEETS
                      (In thousands, except per-share data; unaudited)


                                         September 30,            June 30,
                                             2005                  2005
                                             ----                  ----
ASSETS
Current assets:
  Cash and cash equivalents                $9,502               $11,614
  Trade accounts receivable, net           34,195                37,751
  Inventories, net                         53,345                48,481
  Deferred income taxes                     5,807                 5,514
  Other                                     4,015                 3,423
                                           ------                ------
    Total current assets                  106,864               106,783

Property, plant and equipment, net         39,957                40,331
Goodwill                                   12,764                12,854
Deferred income taxes                      14,627                16,230
Other assets                                8,932                 9,097
                                           ------                ------
                                         $183,144              $185,295
                                         --------              --------
                                         --------              --------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable                           $3,135                 $3,522
  Current maturities on long-term debt     2,849                  2,849
  Accounts payable                        15,880                 21,746
  Accrued liabilities                     32,702                 35,050
                                          ------                 ------
     Total current liabilities            54,566                 63,167

Long-term debt                            20,277                 14,958
Accrued retirement benefits               38,346                 39,680
                                          ------                 ------
                                         113,189                117,805

Minority interest                            517                    591

Shareholders' equity:
Common stock                              11,653                 11,653
Retained earnings                         91,297                 89,316
Unearned Compensation                       (150)                  (203)
Accumulated other comprehensive loss     (17,842)               (17,567)
                                          ------                 ------
                                          84,958                 83,199
     Less treasury stock, at cost         15,520                 16,300
                                          ------                 ------
     Total shareholders' equity           69,438                 66,899
                                          ------                 ------
                                        $183,144               $185,295
                                        --------               --------
                                        --------               --------

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